Exhibit 4.1

Service Agreement

Mayne Group Limited
ABN 56 004 073 410

and

Stuart Bruce James

[FREEHILLS LOGO]

101 Collins Street Melbourne Victoria 3000 Australia
Telephone 61 3 9288 1234 Facsimile 61 3 9288 1567
www.freehills.com.au DX 240 Melbourne

SYDNEY MELBOURNE PERTH CANBERRA BRISBANE HANOI HO CHI MINH CITY SINGAPORE
Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors’ Limitation of Liability Scheme, approved under the
Professional Standards Act 1994 (NSW)

Reference SJW

This Service Agreement

is dated                                                                      2002 between:

1.	Mayne Group Limited
ABN	56 004 073 410
of 21st Floor, 390 St Kilda Road, Melbourne, Victoria 3004
(Company)

2.	The person named in Item 1
(Employee)

Recitals:

A.	The Company and the Employee entered into a memorandum of record of service agreement on 24 June 2000 (Memorandum).

B.
This agreement sets out the new terms agreed between the Company and the Employee upon which the Employee agrees to act as Group Managing Director and Chief Executive Officer. This agreement, except to the extent expressly provided otherwise, replaces the terms and conditions of the Memorandum.

C.
The Company and the Employee record that they agreed the payment of the termination benefits set out in this agreement prior to and in part consideration of the Employee agreeing to hold office as Group Managing Director and Chief Executive Officer of the Company.

1     Definitions and interpretation

1.1	Definitions

In this agreement:

Board means the Company’s board of directors or a committee appointed by the Company’s Board of directors;

Chairman means the Chairman of Directors of the Company or his delegate;

Commencing Date means the date in Item 3;

Deeds of Indemnity and Access means the deeds dated 28 August 2000 and 24 January 2002 respectively between the Company and the Employee pursuant to which the Company has indemnified, granted access to certain documents and given undertakings relating to maintenance of directors and officers insurance to the Employee;

Employment means the contract of employment recorded in this agreement;

Expiry Date means the date in Item 4;

Group means the Company and all its Subsidiaries;

Item means a numbered item in Schedule 1;

Listed Company means a company any part of whose share or loan capital is quoted or dealt in on any recognised stock exchange;

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Position means the position specified in Item 2 as varied by agreement between the parties from time to time;

Subsidiary means any body corporate which is a subsidiary of the Company under Division 6 of Part 1.2 of the Corporations Act; and

Term means the period specified in clause 3.

1.2	Interpretation

In this agreement, headings are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)	words in the singular include the plural and the other way around;

(b)	words of one gender include any gender;

(c)	an expression indicating a natural person includes a partnership, joint venture, association, corporation or other body corporate;

(d)	a reference to a party includes that party’s successors and permitted assigns;

(e)	a reference to legislation includes any amendment to that legislation, any consolidation or replacement of it, and any subordinate legislation made under that legislation;

(f)	a reference to a document or agreement includes all amendments or supplements to, or replacements or novations of, that document or agreement; and

(g)	a reference to the Board’s appointee is to the Chairman or, if the Board appoints any other person for the relevant purpose, to that person.

2     Employee’s duties

2.1	Duties of Position

(a)	During the Term the Employee must:

(1)	serve the Company in the Position; and

(2)
undertake the duties relating to the Group and its businesses assigned to the Employee at the date of this agreement, as varied consistently with the Position at any time by the Board or its appointee.

(b)	The principal duties assigned to the Employee at the date of this agreement are to:

(1)	be responsible to the Board for the management of the Group and its businesses;

(2)	implement successfully the broad strategy endorsed by the Board (as may be varied by the Board from time to time);

(3)	put in place an appropriate senior executive structure to facilitate the successful performance of the Group and its businesses; and

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(4)	ensure that viable internal options are available to the Board when considering who will succeed the Employee in the Position.

2.2	General duties

The Employee must:

(a)	in carrying out his duties, comply with all reasonable and lawful resolutions, regulations and directions made or given by the Company;

(b)
faithfully and diligently carry out those duties with the degree of competence and efficiency appropriate for a person serving the Company in the Position, and in a way that is consistent at all times with furthering the Company’s best interests; and

(c)
devote himself to the business of the Group and personally attend to the business at all times during usual business hours (except for holidays, illness, accidents or other unavoidable circumstances). Subject to clause 6.2(b), the Employee is not entitled to receive any pay for work performed outside usual business hours.

3    Term

(a)	The Term starts on the Commencing Date and, subject to earlier termination under this agreement, continues until the Expiry Date.

(b)	At any time prior to expiry of the Term, the Company may offer in writing to extend the Term beyond the Expiry Date. If the Employee accepts the Company’s offer:

(1)	except as otherwise agreed in writing, his Employment will continue on the terms and conditions set out in this agreement; and

(2)	the Company may terminate his Employment by giving 6 months written notice to the Employee.

4    Conditions

4.1	Salary and other benefits

The conditions of the Employment and, in particular, those relating to salary, benefits, reimbursement of expenses and the provision of a motor vehicle and benefits and allowances relating to these items (except as added to or varied by this agreement), are as specified in Schedule 2 or, if not so specified, those that apply under Company policy.

4.2	Reviews

(a)	During the Term, the Employee’s salary and benefits are subject to annual review with effect from 1 July in each year.

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(b)	The salary and levels of benefits (including the maximum amount of any short term incentive payment) in Schedule 2 as at the Commencing Date must not be reduced before the Expiry Date.

5    Leave

The Employee is entitled to 4 weeks leave in each year during the Term. This leave:

(a)	is in addition to the usual public holidays; and

(b)	may be taken at the times agreed with the Board or its appointee.

6    No other business

6.1	Sole employment

Subject to clauses 6.2 and 6.3, the Employee must not during the Term hold any directorship (other than directorships of companies owned by or on behalf of the Employee or his family) or be engaged concerned or interested directly or indirectly in any other trade, business or employment of any kind without the prior consent of the Board or its appointee.

6.2	Other directorships

(a)
The Employee is not to act as a director of any Listed Company (other than the Company) during the Term, except with the consent of the Board which is not to be withheld unreasonably having regard, without limitation, to the current and anticipated demands of the Position at the time of the Employee requesting the Board’s consent.

(b)
The Employee is not entitled to retain any fees payable in relation to acting as a director of any Listed Company other than the Company during the Term and must make arrangements for those fees to be remitted to the Company.

6.3	Employee may hold listed shares

This clause 6 does not prevent the Employee from acquiring, holding and disposing of any investment in any Listed Company, insofar as any such investment does not raise a conflict of interest between the investment and the Employee’s duties to the Company or give rise to a situation where the Employee may contravene the insider trading provisions of the Corporations Act and the Company’s policy in relation to dealing in shares.

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7    Confidentiality

7.1	Prohibition on use and disclosure

(a)
The Employee must not at any time either during the Term or after the termination of the Employment without the Company’s prior written consent make use of or publish or disclose to any person, and must use his best efforts to prevent the disclosure or publication of, any of the trade secrets, operations, processes, formulae or methods of the Group or any other information of a confidential nature concerning the businesses of the Group or of its customers (Confidential Information), and must keep secret all matters entrusted to him.

(b)	Clause 7.1(a) does not apply to disclosure to an officer or employee of the Company or of any Subsidiary who has the right to know the Confidential Information.

7.2	Property and return

All notes, memoranda, formulae and other records made by the Employee relating to the business of the Group are the property of the Group and the Employee must return them to the Company:

(a)	on the termination of Employment; or

(b)	at any time during the Term at the Company’s request,

but, in addition to any rights conferred on the Employee by the Deeds of Indemnity and Access, the Employee may have access to those documents to the extent that they contain information of a personal nature, on giving the Company reasonable notice.

7.3	Survival of obligations

The Employee’s obligations and rights under this clause 7 survive the termination of Employment.

8    Inventions

8.1	Property in Inventions

(a)
The Employee must immediately inform the Company of any invention, design, improvement or idea connected with or relating to the business of the Group (Invention) that the Employee invents, makes, conceives or develops or on which he works in any capacity during the Term.

(b)
Any Invention is the sole property of the Company (or of any other company in the Group with whose business the Invention is primarily connected) and the Company has the exclusive right to use, adapt, patent and otherwise register the Invention, unless otherwise agreed.

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8.2	Employee’s obligations

At the Company’s request and cost, the Employee must:

(a)	supply all information, data and drawings required to enable the Company to exploit any Invention to the best advantage; and

(b)	execute any document and do any thing that is necessary or desirable to:

(1)	obtain patent or similar protection for the Invention in the parts of the world the Company specifies; and

(2)	vest the Invention in the Company or another company in the Group.

9    Restraint

9.1	Application of restraint

Clause 9.2 applies only where the Employment ceases because the Employee resigns or the Employment is terminated under clauses 12.3 or 12.5. Notification by the Employee under Item 4 that he does not wish to continue in the Position beyond the Expiry Date is not resignation.

9.2	Scope of restraint

The Employee must not within the restraint period specified in Item 5 after the Employment ceases, either on his own account or for or jointly with any other person, solicit, interfere with or attempt to entice away from the Group any person who at any time during the period of one year before the date the Employment ceases was a customer or employee of, or in the habit of dealing with, the Group.

9.3	Survival of obligations

The Employee’s obligations under this clause 9 survive the termination of the Employment.

10    Health

The Employee must submit to an annual medical examination by a physician of his own choice discussed with the Chairman.

11    Payment on termination or resignation

11.1	Entitlement to payment

This clause 11 applies if:

(a)	the Company terminates the Employment before the Expiry Date for any reason except under clauses 12.2 or 12.3; or

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(b)	the Employee resigns within 3 months after there is:

(1)	a reduction or foreshadowed reduction in breach of clause 4.2(b) which takes effect, or is to take effect, before the Expiry Date; or

(2)	an act or omission by the Company, or a combination of acts or omissions or both, which:

(A)	would constitute a common law repudiation of the Employment by the Company; or

(B)	materially diminish the status, functions or responsibilities of the Employee in the Position.

For the purpose of this clause 11.1(b)(2), it is agreed that the proposed de-merger of the non-health care logisitics activities of the Company announced on 30 May 2002 will not materially diminish the status, functions or responsibilities of the Employee in the Position.

The non-exercise by the Company of the right to extend under clause 3 is not termination of Employment.

11.2    Calculation of payment

(a)
Where this clause 11 applies, the Company must, when the Employment ends, pay the Employee in a lump sum an amount (Separation Amount) equal to the amount expressed in dollars derived by applying the formula:

TC x PM, where:

•
TC is the total of the amount of the Base Total Compensation applicable to the Employee at the termination date as shown in Schedule 2 or in the last applicable Compensation Review Worksheet replacing Schedule 2 and given to the Employee by the Company before the termination date; and

•	PM is the package multiple number derived in accordance with Item 6.

(b)	Clause 11.2(a) is subject to clauses 11.4 and 12.4(b)

11.3    Release of Company

(a)
Payment by the Company under clause 11.2 automatically releases the Company from any liability (whether then existing or yet to arise) to pay the Employee any other amount as compensation for the termination of the Employee’s employment, including, but not limited to, any amount that might otherwise be payable to the Employee as:

(1)	a severance payment;

(2)	an ex-gratia termination payment; or

(3)	a result of the Employee’s retrenchment or redundancy.

(b)	The Employee’s right to payment of accrued annual leave and long service leave or any other similar entitlements accrued under any legislation or

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any	payment by any superannuation fund is not affected by the release given in this clause 11.3

11.4	Limitation on amount

(a)	If the aggregate of:

(1)	the amount that would, but for this provision, be payable to the Employee under this clause 11; and

(2)
the value of all other payments made in connection with his retirement from board or managerial offices in the Company and related bodies corporate (excluding any benefits to which section 200F of the Corporations Act applies), exceeds the maximum amount that could because he is a person retiring from such board and managerial offices, be paid to him under section 200G of the Corporations Act, the Company must seek the approval of its shareholders to the payment of that amount and, if that approval is not given, the amount payable to the Employee under this clause 11 will be reduced so that the aggregate value of all benefits given, paid or payable to the Employee in connection with his retirement (including the amount payable under this clause 11 but excluding any benefits to which section 200F applies) is equal to that maximum amount.

(b)	Expressions used in this clause 11.4 have their meanings as in Division 2 of Part 2D.2 of the Corporations Act.

12    Termination

12.1	Termination by Employee

The Employee may terminate the Employment at any time by giving 6 months written notice to the Company. The Company may require the Employee to serve out the notice period on an active or passive basis.

12.2	Amalgamation, reconstruction or transfer of business or activity

The Employee has no claim against the Company in respect of the termination of the Employment if:

(a)	the Employment is terminated because:

(1)	the Company is liquidated for the purpose of amalgamation or reconstruction or as a part of any arrangement for the amalgamation of the undertaking of the Company or a wholly owned Subsidiary; and

(2)	the business or activity in which the Employee is employed ceases to be owned or operated by the Company or a wholly owned Subsidiary; and

(b)	the Employee is offered employment with the amalgamating or reconstructed company referred to in clause 12.2(a)(1), or with the party

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(or any associate of it) which becomes the owner or operator of the business or activity referred to in clause 12.2(a)(2)), that is:

(1)	effective from the termination until at least the Expiry Date; and

(2)
on terms which in the aggregate are no less favourable to the Employee than the terms of the Employment and under which in particular the Employee is the Managing Director and Chief Executive Officer of, and reports directly to the board of directors, of a Listed Company of a size and standing not materially less than that of the Company at the date of this agreement.

12.3	Termination by Company for specified causes

(a)	The Company may terminate the Employment immediately if the Employee:

(1)	becomes bankrupt or suspends payment or compounds with or assigns his estate for the benefit of his creditors;

(2)
fails to comply with any of his Employment obligations in a material way and, where the failure is capable of being remedied, does not remedy it within 7 days after being given written notice by the Company specifying the failure and requiring the Employee to remedy it;

(3)
refuses or fails, after being informed in writing that the refusal or failure is one the Company regards as potentially triggering the Company’s right of termination, to comply with any reasonable and lawful direction given to him in writing by the Board or its appointee that is consistent with his duties under the Employment;

(4)	engages in any serious misconduct including, but not limited to, an act of dishonesty, fraud or wilful breach of duty; or

(5)	makes any personal profit at the expense of the Company or any Subsidiary to which the Employee is not legally entitled.

(b)	If the Employment is terminated under clause 12.3(a), the Employee has no claim against the Company in respect of the termination.

12.4	Termination by Company on Employee’s incapacity

(a)	If during the Term the Employee, in the opinion of the Board formed in good faith:

(1)	becomes unable to perform his duties owing to his becoming incapacitated by ill health (mental or physical) or accident; and

(2)	the incapacity continues for more than 3 consecutive months or for a period or periods totalling more than 90 days in any one period of 52 consecutive weeks,

the Company may at any time after the expiry of the relevant period terminate the Employment by giving the Employee written notice and complying with clause 12.4(b).

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(b)
If the Company terminates the Employment under clause 12.4(a) before the Expiry Date, the Employee is entitled to receive the Separation Amount referred to in clause 11.2, subject to the Company’s right:

(1)	to pay the Separation Amount either in a lump sum or in monthly instalments or partly in one way and partly in the other; and

(2)
to recover from the Employee or his personal representatives the applicable Separation Amount or any part of it paid (whether in a lump sum or monthly instalments), and to withhold any monthly instalments or other part not yet paid, up to (but not exceeding) the total amount of any disablement or similar benefits received by the Employee or his personal representatives under a Company or Subsidiary sponsored superannuation or pension plan.

(c)	The Employee must:

(1)	use reasonable efforts to seek any disablement or similar benefit to which he is entitled under any Company or Subsidiary sponsored superannuation or pension plan; and

(2)	keep the Company informed as to progress.

(d)	Each party must do any thing and execute any document that is necessary or desirable to give effect to the provisions of clause 12.4(b).

12.5	Termination by Company for other reasons

In addition to the rights of termination under clauses 12.2, 12.3 and 12.4, the Company may terminate the Employment before the Expiry Date at any time without notice, but if the Company exercises its rights under this clause 12.5, the provisions of clause 11, including the Company’s obligation to make a payment to the Employee under clause 11.2, apply.

12.6	Resignation as director

(a)
If, on termination of Employment, the Employee is a director of the Company, any Subsidiary or any other company in which the Company has an interest, the Employee agrees to immediately resign from that directorship.

(b)
The Employee hereby irrevocably appoints the Company Secretary, or any other employee of the Company, as the Employee’s attorney to sign the Employee’s resignation on behalf of the Employee if the Employee refuses to resign on termination of the Employment.

13    Cessation of Memorandum

(a)	The Employee and the Company agree that, subject to clause 13(b), on the Commencing Date the terms of the Memorandum will cease to apply to the Employment and:

(1)	except to the extent specifically provided for in this agreement, the Company and the Employee release each other from all obligations

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(including any liability to make a payment under clause 11 of the Memorandum as a result of termination of the Memorandum) as from 29 August 2002;

(2)	nothing in this agreement affects any right, power, authority, discretion or remedy arising under the Memorandum on or prior to 28 August 2002.

(b)
The parties agree that the provisions of Item 5 of Schedule 2 of the Memorandum remain in full force and effect, except that the Loan, which would be repayable no later than 31 July 2005, will, from the date of this agreement be repayable in full within one month of the Expiry Date (as defined in this agreement).

14  General

14.1    Unenforceable provision

This agreement and the Employment must be interpreted so that it complies with all legislation that applies to it. If a provision of this agreement and the Employment does not comply with any legislation, it must be read down to give it as much effect as possible. If it is not possible to give the provision any effect at all, the provision must be treated as deleted from this agreement. This does not affect the validity or enforceability of the remaining provisions.

14.2    Notices

A notice to be given by either party to the other under this agreement:

(a) may be sent by registered post addressed to

(1) the Company at its registered office; or

(2) the Employee at his address set out in this agreement or any other address last known to the Company; and

(b) is taken as received on the second day after it was posted, whether or not received on that date.

14.3    Waiver

(a) A party waives a right under this agreement only if it does so in writing.

(b) A party does not waive a right simply because it:

(1) fails to exercise the right;

(2) delays exercising the right; or

(3) only exercises part of the right.

(c)	A waiver of one breach of a provision of this agreement and the Employment does not operate as a waiver of another breach of the same provision or of any other provision.

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14.4    Governing law

(a)	The Employment is governed by and must be construed according to the law of Victoria.

(b)	Each party submits to the non-exclusive jurisdiction of the courts of Victoria in respect of any dispute arising out of or concerning the Employment.

14.5    Entire agreement

This agreement replaces all previous documents relating to the Employment of the Employee, except:

(a)	that the provisions of the Memorandum expressly retained under this agreement remain of full force and effect; and

(b)	for the Deeds of Indemnity and Access,

and these documents together with the Company’s constitution contain the entire agreement between the parties.

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Schedule 1 – Items

Item 1	Employee:	Stuart Bruce James

Item 2	Position:	Group Managing Director and Chief Executive Officer

Item 3	Commencing Date: (clause 1.1)	29 August 2002

Item 4	Expiry Date: (clause 1.1)	The day immediately preceding the fifth anniversary of the Commencing Date.

Item 5	Restraint period: (clause 9.2)	One year

Item 6	Package multiple: (clause 11.2(a))	The number derived from applying the following formula: N 365

Where N = the number of days from the date on which the Employment ends to the Expiry Date with an upper limit of 730.

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Schedule 2 - Conditions

1	Base Total Compensation

The Employee’s Base Total Compensation (BTC) will be $1,500,000. This includes base salary, the cost to the Company of all benefits (inclusive of any applicable fringe benefits tax) and superannuation contributions (which are to be made at the rate required by law).

2	Short Term Incentive Payments

In addition to the BTC, the Employee will be eligible to receive after the end of each financial year a short term incentive payment of:

(a)	50% of BTC if he achieves all his targets for that financial year as agreed with the Board or its appointee; or

(b)	up to 100% of BTC for significantly exceeding those targets.

The exact amount of the short term incentive payment is to be fixed by the Board after discussion between the Board or its appointee and the Employee.

3	Superannuation Contributions

The Company will make the requisite superannuation contributions for the Employee to a fund nominated in writing by the Employee or, if no nomination is made, to the Company’s relevant senior executive superannuation plan.

4	Long Term Incentive

The Company intends, as part of the Employee’s remuneration package, to implement a long term incentive component in the form of granting securities in the Company to provide an incentive based upon performance over a period of 3 to 5 years.

The long term incentive will be to a target annual value equivalent to 20-25% of BTC based on:

1.	commonly accepted valuation principles; and

2.	performance against an appropriate comparator group,

where any benefit eventually realised by the Employee will depend entirely upon performance against agreed hurdles over the relevant period.

The vehicle will be either shares or options (or a mix) at the discretion of the Board, taking into account dilution, funding and recognition issues.

The offer will be provided in a separate letter and will set out the terms of the long term incentive, including performance hurdles required to be satisfied prior to the Employee becoming entitled to the incentive. The offer of any of the Company’s securities will be conditional upon receiving shareholder approval in accordance with the ASX Listing Rules at the first Annual General Meeting of the Company occurring after the date of the offer.

If the approval of shareholders to the grant of securities to the Employee is not obtained at the first Annual General Meeting of the Company after the date of the offer, the Board will negotiate in good faith with the Employee to provide alternative long term incentives of similar after tax value to the Employee as the Employee would have received in return for performance against the agreed performance hurdles.

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5	Expenses

The Company must reimburse the Employee for all expenses incurred by him in discharging his duties. It is specifically agreed that the Company regards it as desirable for business purposes for the Employee to be a member of certain sporting and social clubs and that, subject to the consent of the Chairman, the annual fees for these clubs will be treated as a reimbursable expense.

6	Travel

The Company acknowledges that, if the Employee considers it advantageous to travel accompanied by his wife, with the agreement of the Chairman the reasonable cost of fares and accommodation and any taxes thereon will be borne by the Company and will fall outside the Employee’s BTC.

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Executed as an agreement:

The common seal of Mayne Group Limited is affixed to this document:

Secretary/Director	Director

Name (please print)	Name (please print)

Signed by Stuart Bruce James in the presence of:

Witness signature

Name (please print)

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